Exhibit 10.11

                              Severance Agreement


     This Agreement is made and entered into as of the 20th day of June, 1996, by and between Guy W. Byrd, Jr. ("Byrd") and Valley Financial Corporation ("VFC"), a Virginia bank holding company.

     Whereas, pursuant to an Employment Agreement dated as of April 8, 1994, as amended ("Employment Agreement"), Byrd was employed as President and Chief Executive Officer of VFC and its wholly owned subsidiary, Valley Bank, N.A. ("VBNA"), respectively, and was a member of the Board of Directors of VFC and VBNA, respectively. VFC and VBNA are hereinafter jointly referred to as "Valley".

     Whereas, on June 20, 1996, Byrd resigned as President and Chief Executive Officer of Valley and from the Boards of Directors of Valley and pursuant to agreement reached with VFC such resignation was treated as a termination of Byrd's employment not for "Cause" as defined in the Employment Agreement and pursuant to Section IV C (i) thereof;

     Whereas, in connection with the termination of Byrd's employment certain additional agreements between Byrd and VFC were reached in respect to his severance as an employee of Valley;

     Whereas, the parties desire to memorialize these additional agreements pursuant hereto.

     NOW, THEREFORE, in consideration of the foregoing premises, the mutual promises herein set forth and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:


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     1. Byrd confirms his resignation as an officer, employee and director of
VFC and VBNA, respectively, effective June 20, 1996, and Byrd and VFC confirm their agreement that such resignation shall be treated as a termination of Byrd's employment not for Cause pursuant to Section IV C (i) of the Employment Agreement.

     2. VFC shall pay Byrd the compensation provided for in Section IV C (i) of the Employment Agreement in thirty-one (31) equal monthly installments of $10,958.33 each on the last day of each month commencing with the last day of July, 1996, and continuing on the last day of each succeeding month with a final installment on January 31, 1999. These monthly installments shall be reduced by the loan payments provided in paragraph 4. of this Agreement.

     3. Byrd may participate in VFC's health insurance plan until the earlier of the date Byrd is reemployed or the end of the 90 day period commencing on June 21, 1996, on the same terms and conditions as if Byrd were an employee of VFC during that period. Byrd's participation in the health insurance plan shall automatically end as of the last day of such ninety day period or on the day when Byrd is reemployed, whichever first occurs. This paragraph does not constitute a waiver by Byrd of his rights under COBRA with respect to health insurance.

     4. Byrd acknowledges that he owes VFC the principal sum of $97,088.82, plus accrued interest from April 1, 1996, in connection with the financing by VFC ("Life Insurance Loan") of certain premiums on two life insurance policies with aggregate face amounts of approximately $800,000, as to which Byrd is the owner. Byrd agrees that, within 30 days from the date of this Agreement, he will repay to VFC the sum of at least

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$50,000 to be applied to the principal balance of the Life Insurance Loan. VFC agrees to finance the remaining principal balance of the Life Insurance Loan not to exceed the amount of $47,088.82, plus accrued interest from April 1, 1996, over a period of thirty-one (31) months coinciding with the period specified in section 2 hereof during which VFC shall pay Byrd compensation. The unpaid principal balance shall accrue interest at a variable rate equal to the average quarterly federal funds rate as published by the Federal Reserve Bank of Richmond (which variable rate shall be automatically adjusted quarterly on the first day of each calendar quarter in accordance with the average federal funds rate for the immediately preceding quarter) through the date of repayment in full. Byrd irrevocably and unconditionally authorizes repayments of the Life Insurance Loan, principal and interest, to be deducted by VFC from the amounts paid to him under Section 2 hereof automatically before remittance thereof to him. Byrd agrees to sign a promissory note to VFC's order on the standard form of VBNA and containing terms not inconsistent herewith to evidence the Life Insurance Loan, including collateral assignments of the underlying policies to secure the Life Insurance Loan.

     5. VFC, represents and Byrd acknowledges, that the Option Exercise Criteria as defined in Section V. of the Employment Agreement have not been met to date with respect to the option referred to in Section V A(i). Byrd agrees that he is not entitled to and shall not under any circumstances at any time become entitled to exercise the options granted under Section V of the Employment Agreement and Byrd hereby waives any right to claim them at any future time.


     6. VFC agrees: (a) to pay Byrd the balance of his salary at the rate in effect on

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June 20, 1996, the date of termination of his employment, for June no later than
July 1, 1996. This amount shall include salary for the period from June 20, 1996 to June 30, 1996; (b) to pay Byrd an additional $5,000 on July 1, 1996 to cover unsubmitted expense reimbursements, the cost of a physical examination, parking, unused vacation and other incidental expenses; and (c) to waive the rights and benefits of Byrd's covenant not to compete as set forth in Section XII B. of the Employment Agreement.

     7. The obligations and agreements of Valley set forth in the preceding paragraphs of this Agreement are expressly conditioned on Byrd's continuing compliance with the following:

     (a) Byrd shall not violate his confidentiality obligations under Section XII of the Employment Agreement and shall not and shall not permit, allow, cause, facilitate, and/or encourage, directly or indirectly, through others the disclosure to any person or entity any facts or opinions concerning or make any public statements about or otherwise reveal to any person or entity the circumstances surrounding the termination of his employment with Valley, his resignation as a director of Valley or any aspect of the management or administration of Valley, or of its policies and procedures, governance, personnel, financial condition or any other aspect of its business, operations or affairs except to the extent disclosed by Valley in its public announcements, releases or filings. Byrd shall inform the members of his immediate family of the obligations imposed by this paragraph and understands that any disclosure by them or others contrary to the requirements of this paragraph shall cause Byrd to be in violation of this paragraph 7(a) as fully as if Byrd himself had made the disclosure.

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     (b) The obligations set forth in Section 7(a) shall not apply to disclosures required by law or to the extent approved in writing in advance by Valley.

     (c) The obligations set forth in Section 7(a) shall be in addition to and not in substitution of the obligations of Byrd respecting confidentiality set forth in Section XII of the Employment Agreement.

     8. Valley agrees that it shall not and shall not permit, allow, cause, facilitate and/or encourage, directly or indirectly, through others the disclosure to any person or entity any facts or opinions concerning or make any public statements about the circumstances surrounding the termination of Byrd's employment with Valley or his resignation as a director of Valley except (a) to the extent disclosed by Valley in its public announcements, releases or filings;
(b) to banking or other regulatory authorities; (c) to securities exchanges and similar agencies with respect to VFC's securities; (d) as requested by Byrd; (e) as required by law; (f) to officers and directors of Valley in the course of their responsibilities. Valley agrees that any disclosure contrary to this paragraph 8 by the directors and officers of Valley or members of their immediate family shall constitute a breach of this Agreement.

     9. Each party shall pay its own legal fees and related and other expenses incurred in connection with the enforcement of this Agreement, whether or not such party prevails.

     10. Except as provided in this Agreement and except for continuing obligations under Section IV (C)(i) and Sections XII A., C. and D. of the Employment Agreement each party hereby unconditionally releases and discharges the other and, in the case of Valley, VFC's and VBNA's respective directors, officers, agents, employees and representatives from all claims, demands, causes of action, suits, losses, damages and expenses, known or

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unknown, matured or unmatured, absolute or contingent, of every kind, nature or description, whether in tort, contract or otherwise, whether at law or in equity, arising out of, incurred in connection with, or resulting from, the Employment Agreement, the termination of Byrd's employment with VFC and/or VBNA, and/or the resignation of Byrd from the Boards of Directtors of VFC or VBNA.

     11. The parties agree that this Severance Agreement constitutes the complete, final and entire agreement as to the matters contemplated hereby or provided for herein and may not be amended or modified except in a writing signed by the parties. This Severance Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, personal representatives, successors and assigns.

     12. This Severance Agreement shall be governed by the laws of the Commonwealth of Virginia. The parties agree that any lawsuit between them shall be brought only in a federal or state court located in the City of Roanoke, Virginia and the parties waive any objection to and expressly consent to jurisdiction and venue in such courts.

     IN WITNESS WHEREOF, the parties have executed this Severance Agreement as of the date and year first written above.

                                                  /S/ Guy W. Byrd, Jr.
                                                  Guy W. Byrd, Jr.


                                                  Valley Financial Corporation

Attest:

By:  /S/ A. Wayne Lewis                           /S/ Ellis L. Gutshall
Executive Vice President/Secretary                Title:  President and CEO

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                                                  Valley Bank, N.A.

Attest:
By:  /S/ A. Wayne Lewis                           /S/ Ellis L. Gutshall
Executive Vice President/Secretary                Title:  President and CEO




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